Exhibit 99

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS MARCH U.S. SALES


o Ford's O'Connor: "We're encouraged by our market share gain in 2003, and we intend to keep the momentum going."

o        Land Rover sets new March sales record; Volvo sales up 26 percent



DEARBORN, Mich., April 1 - U.S. customers purchased or leased 302,463 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in March, down 7.9 percent compared with a year ago.

In the first quarter, the company's sales were 813,214, down 2 percent compared with a year ago.

"We're encouraged by our market share gain in 2003," said Jim O'Connor, Ford Group Vice President, North America Marketing, Sales and Service. "In the first quarter, we achieved one of the largest share increases among all manufacturers and we intend to keep the momentum going. All along we have said our momentum would be product-led. We have great products in the showroom today and even better products on the way."

Ford brand sales in March were 254,765, down 6.6 percent compared with a year ago. Ford dealers reported higher sales for the Ford Focus (up 13 percent) and Ford Escape (up 12 percent). Sales for America's best-selling vehicle, the Ford F-Series truck, were 14 percent lower than a

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year ago and sales for the Windstar minivan were 25 percent lower than a year ago. Later this year, Ford will introduce the all-new F-150 truck and Freestar minivan. On a year-to-date basis, Ford sales were about equal to a year ago (down 1 percent).

Sales for Lincoln were 11 percent lower than a year ago, primarily reflecting lower sales for the LS sedan and discontinued Continental. The national advertising campaign for the redesigned mid-size LS sedan began on Friday, March
28. Lincoln dealers reported higher sales of sport utility vehicles (Aviator and Navigator).

Mercury sales were 28 percent lower than a year ago, primarily reflecting lower fleet deliveries for the Sable sedan and the discontinuation of the Cougar coupe and Villager minivan. Sales for the Grand Marquis were higher than a year ago. Later this year, Mercury will introduce the all-new Mercury Monterey minivan.

Volvo dealers reported near-record March sales of 12,225, up 26 percent compared with a year ago. Volvo's all-new sport utility vehicle, the XC90, achieved its best sales month so far (3,366). Volvo sales have increased five months in a row.

Land Rover dealers reported record March sales of 2,814, up 1.5 percent compared with a year ago. Sales for the all-new Range Rover more than doubled compared with a year ago.

Jaguar sales were 3,601, down 42 percent from last year's record sales reflecting lower sales for the X-TYPE. The all-new XJ sedan will debut at Jaguar dealers in June.


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